INVESTMENT ADVISORY AGREEMENT

         INVESTMENT ADVISORY AGREEMENT, made this _____ day of ___ 199__, by and between CALVERT ASSET MANAGEMENT COMPANY, INC., a Delaware corporation having its principal place of business in Bethesda, Maryland (the "Advisor"), and CALVERT SOCIAL INVESTMENT FUND, a Massachusetts business trust created pursuant to a Declaration of Trust filed with the Secretary of State of the Commonwealth of Massachusetts (the "Trust").

         WHEREAS, the Trust is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), for the purpose of investing and reinvesting its assets in securities, as set forth in its Declaration of Trust, its By-laws and its registration statements under the 1940 Act and the Securities Act of 1933 as amended (the "1933 Act"), the Trust has registered separate series of shares of beneficial interest for sale to the public; and the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment advisor and to have an investment advisor perform for it various investment advisory and research services, and other management services; and

         WHEREAS, the Advisor is an investment advisor registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering management and investment advisory services to investment companies and desires to provide such services to the Trust;

         NOW, THEREFORE in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

         1. Employment of the Advisor. The Trust hereby employs the Advisor to manage the investment and reinvestment of the assets of those separate series of the Trust specified in one or more Schedules attached hereto and made a part of this Agreement (each a "Fund"), subject to the control and direction of the Trust's Board of Trustees, for the period and on the terms hereinafter set forth. The Advisor hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

         2. Obligations of and Services to be Provided by the Advisor. The Advisor undertakes to provide the following services and to assume the following obligations:

                  a. The Advisor shall manage the investment and reinvestment of each Fund's assets, subject to and in accordance with the investment objectives and policies of the Fund as stated in the then current prospectus and statement of additional information for the Fund and any directions which the Trust's Board of Trustees may issue from time to time. In pursuance of the foregoing, the Advisor shall make all determinations with respect to the investment of each Fund's assets and the purchase and sale of portfolio securities and shall take such steps as may be necessary to implement the same. Such determination and services shall also include determining the manner in which voting rights, rights to consent to corporate action, any other rights pertaining to a Fund's portfolio securities shall be exercised. The Advisor shall render regular reports to the Trust's Board of Trustees concerning each Fund's investment activities.

                  b. The Advisor shall, in the name of the Trust on behalf of each Fund, place orders for the execution of the Fund's portfolio transactions in accordance with the policies with respect thereto set forth in the Trust's registration statement under the 1940 Act and the 1933 Act, as applicable to the Fund as such registration statement may be amended from time to time. In connection with the placement of orders for the execution of each Fund's portfolio transactions, the Advisor shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the Securities and Exchange Commission (the "SEC"), the Trust or any person retained by the Trust. Where applicable, such records shall be maintained by the Advisor for the periods and the places required by Rule 31a-2 under the 1940 Act.

                  c. The Advisor shall bear its expenses of providing services to the Trust and each Fund pursuant to this Agreement except such expenses as are undertaken by the Trust or the Fund. In addition, the Advisor shall pay the salaries and fees of all Trustees, executive officers and employees of the Trust who are affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, of the Advisor.

                  d. In providing the services and assuming the obligations set forth herein, the Advisor may, at its expense, employ one or more Sub-Advisors. References herein to the Advisor shall include any Sub-Advisor employed by the Advisor. Any agreement between the Advisor and a Sub-Advisor shall be subject to the Renewal, Termination and Amendment provisions of paragraph 11 hereof.

         3. Expenses of Each Fund. Each Fund shall pay all expenses other than those expressly assumed by the Advisor. Expenses payable by the Fund shall include, but are not limited to:

                   a.      Fees to the Advisor as provided herein:

                   b.      Legal and audit expenses;

                   c. Fees and expenses related to the registration and qualification of the Fund and its shares for distribution under federal and state securities laws;

                   d. Expenses of the transfer agent, registrar, custodian, dividend disbursing agent and shareholder servicing agent;

                   e. Salaries, fees and expenses of Trustees and executive officers of the Trust who are not "affiliated persons" of the Advisor within the meaning of the 1940 Act;

                   f.      Taxes and corporate fees levied against the Fund;

                   g. Brokerage commissions and other expenses associated with the purchase and sale of portfolio securities for the Fund;

                   h.      Expenses, including interest, of borrowing money;

                   i. Expenses incidental to meetings of the Fund's shareholders and the Fund's allocable portion of the expenses incidental to the maintenance of the Trust's organizational existence;

                   j. Expenses of printing stock certificates representing shares of the Fund and expenses of preparing, printing and mailing notices, proxy material, reports to regulatory bodies and reports to shareholders of the Fund;

                   k. Expenses of preparing and typesetting of prospectuses of the Fund;

                   l. Expenses of printing and distributing prospectuses to shareholders of the Fund;

                   m. The Fund's allocable portion of association membership dues of the Trust;

                   n.      Insurance premiums for fidelity and other coverage;
                           and

                   o. Distribution Plan expenses, as permitted by Rule 12b-1 under the 1940 Act and as authorized by the Trustees.

         4.       Compensation of Advisor

                  a. As compensation for the services rendered and obligations assumed hereunder by the Advisor, the Trust, on behalf of each Fund, shall pay to the Advisor advisory fees as specified in one or more Schedules attached hereto and made part of this Agreement. Such fees shall be payable within ten
                           (10) days after the last day of each calendar month. Upon termination of this Agreement before the end of any calendar month, the fee for such period shall be prorated in the manner set forth in one or more attached Schedules. The Schedules may be amended from time to time, provided that amendments thereto are made in conformity with applicable laws and regulations and the Declaration of Trust and By-laws of the Trust. Any amendment to a Schedule pertaining to any new or existing Fund shall not be deemed to affect the interest of any other Fund and shall not require the approval of the shareholders of any other Fund.

                  b. The Advisor reserves the right (i) to waive all or part of its fee and assume expenses of the Fund and (ii) to make payments to brokers and dealers in consideration of their promotional or administrative services.

         5. Activities of the Advisor. The services of the Advisor to the Trust and each Fund hereunder are not to be deemed exclusive, and the Advisor shall be free to render similar services to others. It is understood that Trustees and officers of the Trust are or may become interested in the Advisor as stockholders, officers, or otherwise , and that stockholders and officers of the Advisor are or may become similarly interested in the Trust, and that the Advisor may become interested in the Trust as shareholder or otherwise.

         6. Use of Names. The Trust or any Fund shall not use the name of the Advisor in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Advisor; provided, however, that the Advisor shall approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a State Securities Commission; and, provided, further, that in no event shall such approval be unreasonably withheld. The Advisor shall not use the name of the Trust or any Fund in any material relating to the Advisor in any manner not approved prior thereto by the Trust; provided, however, that the Trust shall approve all uses of its name which merely refer in accurate terms to the appointment of the Advisor hereunder or which are required by the SEC or a State Securities Commission; and, provide, further, that in no event shall such approval be unreasonably withheld.

         The Trustees of the Trust acknowledge that, in consideration of the Advisor's assumption of certain expenses of formation of the Trust, the Advisor has reserved for itself the rights to the name "Calvert Social Investment Fund" (or any similar name) and that use by the Trust of such name shall continue only with the continuing consent of the Advisor, which consent may be withdrawn at any time, effective immediately, upon written notice thereof to the Trust.

         7. Liability of the Advisor. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

         8. Limitation of Trust's Liability. The Advisor acknowledges that is has received notice of and accepts the limitations upon the Trust's liability set forth in Article XI of its Declaration of Trust. The Advisor agrees that the Trust's obligations hereunder in any case shall be limited to the Trust and to its assets and that the Advisor shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustees, officer, employee or agent of the Trust.

         9. Force Majeure. The Advisor shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Advisor shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

         10. Renewal, Termination and Amendment. This Agreement shall continue in effect with respect to each Fund, unless sooner terminated as hereinafter provided for two years from the effective date as to that Fund, and indefinitely thereafter if its continuance after such one year period shall be specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by vote of a majority of the Trust's Board of Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of the Advisor, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time with respect to a Fund, without payment of any penalty, by the Trust's Board of Trustees or by vote of the majority of the outstanding voting securities of the Fund upon 60 days' prior written notice to the Advisor and by the Advisor upon 60 days' prior written notice to the Trust. This Agreement may be amended with respect to a Fund at any time by the parties, subject to approval by the Trust's Board of Trustees and, if required by applicable SEC rules and regulations, a vote of a majority of the Fund's outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment. The terms "assignment", "interested person", and "vote of a majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act.

         11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         12. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.


         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


CALVERT SOCIAL INVESTMENT FUND


By:



CALVERT ASSET MANAGEMENT COMPANY, INC.


By:

                             Schedule dated _____ to the
                            Investment Advisory Agreement
                                       between
                       Calvert Asset Management Company, Inc.
                                         and
                           Calvert Social Investment Fund

                               Managed Index Portfolio



1. Compensation. As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Asset Management Company, Inc. ("Advisor") and Calvert Social Investment Fund ("Trust") dated ________, 199___, with respect to the above-referenced Portfolio of the Trust ("Fund"), the Advisor is entitled to receive from the Fund an advisory fee ("Fee").
The annual Fee shall be computed daily and payable monthly, at an annual rate of ____% of the average daily net assets of the Fund.

2.    Recapture of Waived Fees and Reimbursed Expenses.

a. The Advisor may, but is not required by this Agreement, to waive current payment of its fees, or to reimburse expenses of the Fund. Any fees the current payment of which is waived by the Advisor and any expenses paid on behalf of or reimbursed to the Portfolio by the Advisor through February 29, 2000, may be recaptured by the Advisor from the Portfolio during the two years beginning March 1, 2000, and ending February 28, 2002. Such recapture shall only be made to the extent that it does not result in the Portfolio's Class A aggregate expenses exceeding on an annual basis 2.00% of Class A average daily net assets, and 3.25% and 1.25%, respectively for Class C and Class I.

b. The Advisor may voluntarily make additional fee waivers or expense reimbursements with respect to the Portfolio from March 1, 2002 through February 29, 2004, ("Additional Period"); provided, however, that (a) any fees the current payment of which is waived by the Advisor and any expenses paid on behalf of or reimbursed to the Portfolio by the Advisor during the Additional Period may be recaptured by the Advisor from the Portfolio during the two years beginning March 1, 2004 and ending February 28, 2006 and (b) such recapture shall only be made to the extent that it does not result in the Portfolio's Class A aggregate expenses exceeding on an annual basis 2.00% of Class A average daily net assets, and 3.25% and 1.25%, respectively for Class C and Class I.